Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 6, 2007 accompanying the consolidated financial statements of Southern Bay Oil & Gas, L.P. and subsidiaries as of December 31, 2006 and 2005 and for each of the two years in the period ended December 31, 2006 included in the Current Report on Form 8-K/A filed on June 22, 2007 which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP

Houston, Texas

August 6, 2007